EXHIBIT 99.1

                                    Contact:    Sitrick And Company
                                                Ann Julsen
                                                Brenda Adrian
                                                310-788-2850


       BRAZOS SPORTSWEAR WILL NOT MAKE JANUARY 1, 1999 INTEREST PAYMENT
                               ON SENIOR NOTES

                COMPANY CONTINUES TO WORK WITH BT ALEX. BROWN
                        ON RESTRUCTURING ALTERNATIVES


      Cincinnati, Ohio -- January 4, 1999 -- Brazos Sportswear, Inc. (OTC BB:
BRZS) said today that it has not paid and does not expect to pay the scheduled January 1, 1999 interest payment on its $100 million 10-1/2% Senior Notes due 2007.
      Brazos Sportswear continues to work with financial advisors BT Alex. Brown Incorporated to explore available alternatives with respect to a possible reorganization, restructuring or recapitalization of the Company, said Gilbert
C. Osnos, Brazos' interim president and chief executive officer. Mr. Osnos, appointed in mid-December 1998, is a principal of OSNOS & Company, a New York-and Charlotte, N.C.- based turnaround and corporate renewal firm which Brazos has retained to assist in its restructuring.
      The Company stated that if the payment default with respect to the Senior Notes is not cured within 30 days, then subject to the terms of the governing indenture, the trustee or note holders will have the right to declare the $100 million principal amount of the Notes, together with accrued and

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unpaid interest, immediately due and payable. If the obligations under the Notes are accelerated, the Company's business will be materially and adversely impacted and as a result, it may to forced to seek protection under federal bankruptcy laws.
      In other action, Brazos announced today it has reached agreement with its senior lenders on an amendment to its credit facility to allow for certain over-advances in its line of credit to fund short-term working capital needs. On November 30, 1998, the Company amended the existing forbearance agreement with its senior lenders to provide that the senior lenders will refrain from exercising their rights and remedies through January 31, 1999 with respect to certain defaults under the Company's credit facility.
      Brazos Sportswear, Inc., designs, produces and markets moderately priced sportswear. Headquartered in Cincinnati, Ohio, it operates manufacturing, distribution and sales facilities in 12 states.

THIS PRESS RELEASE MAY INCLUDE STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD- LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

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